Exhibit 11


                             CityFed Financial Corp.
              Statement Regarding the Computation of Per Share Loss



                                                          Six Months Ended
                                                          ----------------
                                                              June 30,
                                                              --------

                                                       2002             2001
                                                       ----             ----
 Computation of Loss Per Share:


Weighted average number of shares outstanding        18,716,134      18,715,609

Loss applicable to common stock:1

  Net loss                                         $ (4,352,000)   $ (4,313,000)
                                                   ============    ============

Basic and diluted loss per share:

  Net loss                                         $      (0.23)   $      (0.23)
                                                   ============    ============









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1 Losses applicable to Common Stock include unpaid preferred stock dividends for the three months ended June 30, 2002 and 2001 in the amount of $4,316,900 and $4,317,200 respectively.